Exhibit 10.2
LOAN AGREEMENT
This LOAN AGREEMENT (this “Agreement”) is dated as of April 27, 2009, by and between BANK OF AMERICA, N.A., a national banking association (the “Bank”) and GRAND CANYON EDUCATION, INC., a Delaware corporation (the “Borrower”).
FACTUAL BACKGROUND
The Borrower has requested that the Bank provide a Loan in order for the Borrower to purchase the property used by the Borrower to operate Grand Canyon University. The Bank is willing to make such a Loan on the terms and conditions set forth herein.
AGREEMENT
Therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1.	VARIABLE RATE TERM LOAN AMOUNT AND TERMS
1.1	Loan Amount.
The Bank agrees to provide a Loan to the Borrower in the principal amount of Twenty-Five Million Six Hundred Seventy Five Thousand and no/100 Dollars ($25,675,000.00) (the “Loan”).
1.2	Single Disbursement of Loan.
The Loan shall be made by a single disbursement upon the Borrower’s satisfaction of the conditions contained in Article 5 of this Agreement, which the Bank and the Borrower agree will be on April 28, 2009.
1.3	Repayment Terms.
(a)
The Borrower will pay accrued interest on the principal balance of the Loan commencing on June 1, 2009, and thereafter on the same day of each month, until payment in full of the Loan, such interest to be computed in accordance with Section 1.4.

(b)
The Borrower will also make principal payments in equal monthly installments of One Hundred Forty Two Thousand Six Hundred Thirty Eight and 89/100 Dollars ($142,638.89) beginning on June 1, 2009 and on the first (1st) day of each month thereafter. In addition to the foregoing monthly payments of principal, not later than April 30, 2014 (the “Maturity Date”) the Borrower shall repay to the Bank the remaining unpaid principal, all accrued and unpaid interest and all other amounts payable under this Agreement or the Deed of Trust, as defined in Article 3 below.

(c)
Upon not less than ten (10) banking days irrevocable written notice received by the Bank from the Borrower, the Borrower may prepay the Loan in full or in part only on the first (1st) day of the calendar month that is so noted in such notice. Any such noticed prepayment shall be unconditionally due on such stated date for such prepayment in the notice. Such prepayment must be accompanied with (i) the payment of any termination, reinvestment, or breakage costs incurred by the Bank if such prepayment is not received on the first (1st) day of the calendar month that is noted in such prepayment notice; and (ii) a prepayment fee as follows:

Date of Prepayment	Percentage of Prepaid Amount

Prior to March 31, 2010	2.00%
Prior to March 31, 2011	1.00%
Prior to March 31, 2012	0.50%
Provided that, if the prepayment is a prepayment in full and made in connection with either:
(A) a refinancing transaction, the proceeds of which are used to both (x) repay the Loan and all other amounts payable to the Bank in full, and (y) to finance material improvements to the real property and improvements thereon comprising the Collateral (as defined below); or
(B) a new market tax credit financing transaction, the proceeds of which are used to repay the Loan and all other amounts payable to the Bank in full;
then a prepayment fee as follows:

Date of Prepayment	Percentage of Prepaid Amount

Prior to March 31, 2010	1.00%
Prior to March 31, 2011	0.50%
Prior to March 31, 2012	0.25%
Provided further that, if the Bank is either the only lender or is the primary lender of any financing covered by clause (A) of the preceding sentence, then no prepayment fee will be required.
Each such prepayment will be applied (A) first, to the payment of any such termination, reinvestment, or breakage fee; (B) second, to the Prepayment Fee; and then; (C) third, to the most remote payment of principal due under this Agreement. The Borrower shall also pay to the Bank, in addition to any late fee or default, interest on any noticed prepayment that is not timely made, all costs, expenses, fees and losses incurred by Bank as a result of such failure, including any termination, reinvestment or breakage fee.

1.4	Interest Rate.
(a)	The interest rate on the unpaid amount of the Loan shall be a rate per year equal to the BBA LIBOR Rate (Adjusted Periodically), plus three hundred fifty (350) basis points.
(b)
The interest rate will be adjusted on the first (1st) day of every calendar month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular calendar month will be the first banking day immediately following thereafter.

(c)
The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason or if the Bank determines in its sole discretion that such rate no longer accurately reflects its cost of funds, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank provided that the effect of such alternative method is to provide for an interest rate that is generally comparable in market performance and fluctuation as the BBA LIBOR immediately prior to such rate not being available or not reflecting the cost of funds. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

2.	FEES AND EXPENSES
2.1	Fees.
(a)
Loan Fee. The Borrower agrees to pay a loan fee in the amount of One Hundred Twenty Eight Thousand Three Hundred Seventy Five and no/100 Dollars ($128,375.00). This loan fee shall be paid by the Borrower on the date of this Agreement and shall be fully paid and non-refundable upon receipt by the Bank.

(b)
Late Fee. The Borrower agrees to pay a late fee in an amount equal to four percent (4%) of the amount of any delinquent payment of principal or interest that is more than ten (10) calendar days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default. This fee shall be in addition to the accrual of interest at the default rate of interest pursuant to Section 4.6 below.

2.2	Expenses.
The Borrower agrees to repay the Bank within ten (10) days after request or invoice for all expenses and costs incurred by the Bank in connection with the Loan, which may include, but are not limited to, filing, recording and search fees, appraisal fees, survey fees, title report fees, title insurance premiums, and documentation fees.
2.3	Reimbursement of Costs and Expenses.
(a)
The Borrower agrees to also reimburse the Bank for any costs or expenses it incurs in the preparation of this Agreement, any agreement, document or instrument required by this Agreement, including, without limitation, the Deed of Trust, as defined in Article 3 below and any agreement, document or instrument required pursuant to Article 5 below. Expenses shall include, but are not limited to, reasonable attorneys’ fees and costs, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)
The Borrower agrees to also reimburse the Bank for the cost and expense of periodic field examinations of the Collateral, and appraisals of the Collateral, at such intervals as the Bank may reasonably require; provided, however, that so long as there is no Event of Default, Borrower shall not be required to pay for more than one (1) appraisal each calendar year following the disbursement of the Loan. The actions described in this paragraph shall include, without limitation, the actions taken pursuant to Section 7.23 below, and may be performed by employees of the Bank or by independent appraisers.

3.	DEED OF TRUST AND COLLATERAL
The Borrower’s obligations to the Bank under this Agreement will be secured by the property rights and interests covered by the following (the “Collateral”):
A Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of April 27, 2009 (the “Deed of Trust”) which shall cover the approximately 89.6 acres of land located at 3300 West Camelback Road, Phoenix, Arizona 85017-3030 and the other property, rights and interest described in the Deed of Trust.
The Deed of Trust and any other document executed at any time by the Borrower to secure the Loan are collectively, the “Collateral Documents”.
4.	DISBURSEMENTS, PAYMENTS AND COSTS
4.1	Disbursements and Payments.
(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in Phoenix, Arizona, or at such other banking center designated by the Bank, or by such other method as may be permitted or directed by the Bank.

(b)
The Bank may honor instructions for repayments or prepayments given by any one of the individuals authorized to sign this Loan Agreement or the Deed of Trust on behalf of the Borrower, or any other individual designated in a writing delivered to the Bank by any one of such authorized signers (each an “Authorized Individual”).

(c)
For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover such debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)
The disbursement of the Loan by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank, and shall be conclusive, absent manifest error. In addition, the Bank may, at its discretion, require the Borrower to sign a promissory note to further evidence the Loan, and the Borrower’s obligation to repay the Loan, plus interest.

(e)
Not later than five (5) calendar days prior to the date each payment of principal and interest or any fees, costs or expenses from the Borrower becomes due (each a “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on the stated Due Date (the “Billed Amount”). The due date for any payment by Borrower shall not be delayed or postponed if for any reason (A) Bank does not timely mail any such statement; or (B) Borrower does not timely receive such statement. The calculations in each such billing statement will be made on the assumption that no payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the stated Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Interest shall also accrue on any fees, costs or expenses that are not paid by the Borrower upon presentment of the amount to the Borrower. The Bank will not pay the Borrower interest on any overpayment.

4.2	Telephone and Telefax Authorization.
(a)	The Bank may honor telephone, telefax or e-mail instructions for repayments or prepayments given, or purported to be given, by any one of the Authorized Individuals.
(b)
The Borrower will fully indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone, telefax or e-mail instructions the Bank reasonably believes are made by any Authorized Individual. This section will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3	Direct Debit.
(a)	The Borrower agrees that on each Due Date the Bank will debit the Billed Amount from one of Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).
4.4	Banking Days.
Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the State of Arizona, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
4.5	Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
4.6	Default Rate.
Following the occurrence of an Event of Default or after maturity of or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any (i) interest; or (ii) fees, costs or expenses which are not paid within two (2) business days after the date when due, will at the option of the Bank bear interest at a rate which is six hundred (600) basis points higher than the Interest Rate from such date until the date received by Bank. This may result in the compounding of interest. This will not constitute a waiver of any default and shall be in addition to the late fee pursuant to Section 2.1(b).
5.	CONDITIONS
Before the Bank is required to make the Loan pursuant to this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
5.1	Authorizations.
Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents.
A copy of the Borrower’s organizational and operating documents.
5.3	Deed of Trust.
Signed, acknowledged and properly recorded (which recording may be contemporaneous with the closing of the Loan pursuant to an escrow to close the Loan) original Deed of Trust.
5.4	Title Insurance.
An ALTA lender’s title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for Twenty Five Million Six Hundred Seventy Five and no/100 Dollars ($25,675,000.00), insuring the Bank’s lien pursuant to the Deed of Trust, with only such exceptions and exclusions as may be approved by the Bank and together with such endorsements as the Bank may require (the “Title Policy”).
5.5	Payment of Fees, Costs and Expenses.
Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the Section 2.3 entitled “Reimbursement of Costs and Expenses.” The payment of all Reimbursement Costs accruing prior to the date of this Agreement shall be set forth in the Closing Statement referenced in Section 7.1 and shall be paid out of the proceeds of the Loan pursuant thereto.
5.6	Good Standing.
Certificates of good standing for the Borrower from the State of Delaware and the State of Arizona.
5.7	Legal Opinion.
A written opinion from the Borrower’s legal counsel, covering such matters as valid corporate existence, authority to borrow, confirmation that entering into this Agreement will not cause a violation of any other lending agreement, and any other matters the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.
5.8	Insurance.
Evidence of insurance coverage, as required pursuant to either (i) Section 7.14 of this Agreement or (ii) the Collateral Documents.
5.9	Environmental Information.
(i)
Phase 1. An environmental Phase 1 site assessment prepared by a qualified third party consultant approved by the Bank concerning any potential toxic or hazardous condition with respect to the real property collateral, together with a certification signed by the Borrower regarding the environmental information provided to the Bank (the “Phase 1”); and

(ii)	Lead Safe. Borrower shall deliver to the Bank documentation evidencing that the property covered by the Deed of Trust is operated in a lead safe manner; and
(iii)	Asbestos Plan. Borrower shall deliver to the Bank a copy of the Borrower’s Asbestos Operations and Maintenance Plan and the Bank shall have determined such Plan to be acceptable.
5.10	Survey.
Delivery of an Aerial Survey covering the real property covered by the Deed of Trust to the Bank and the Title Company.
5.11	Other Required Documentation.
(a)
Fully executed Purchase and Sale Agreement and all related documents in connection with the transaction (the “Purchase Transaction”) among Borrower, on the one hand, and Spirit Master Funding, LLC and Spirit Management Company (collectively, “Spirit”), on the other hand (the “Purchase and Sale Agreement”) regarding the real property covered by the Deed of Trust, including, without limitation, the proper recording of a Warranty Deed in favor of the Borrower for the real property covered by the Deed of Trust.

(b)	All documents and certificates set forth on the Closing Checklist delivered to Borrower from the legal counsel of the Bank regarding the Loan (the “Closing Checklist”).
(c)	All documents and certificates required by the Title Insurance Company as a condition to its issuance of the Title Policy, and all endorsements thereto.
(d)
An Appraisal, by an MAI Appraiser selected and retained by the Bank, of the real property covered by the Deed of Trust in a form acceptable to the Bank, and disclosing a current appraised value of not less than Thirty Nine Million Five Hundred Thousand and no/100 Dollars ($39,500,000.00).

6.	REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties as of and on each day the Loan remains outstanding.
6.1	Formation.
Borrower is duly formed and validly existing under the laws of the State of Delaware.

6.2	Authorization.
This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s corporate powers, have been duly authorized, and do not conflict with any of its organizational or governing documents.
6.3	Enforceable Agreement and Deed of Trust.
This Agreement and the Collateral Documents are each a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with their respective terms. In addition, any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.
6.4	Good Standing.
In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where such failure to be so licensed, in good standing and in compliance has not and would not reasonably be expected to have a material adverse effect on the Borrower or its business.
6.5	No Conflicts.
This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.
6.6	Financial Information.
All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate and complete knowledge, in all material respects, of the Borrower’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

6.7	Lawsuits.
As of the date of this Agreement, there is no lawsuit, tax claim or other dispute pending, overtly threatened in writing or, to Borrower’s actual knowledge, otherwise threatened against the Borrower (or any of the Borrower’s property) which, if lost, would materially impair the Borrower’s financial condition or ability to repay the Loan, except as have been disclosed in writing to the Bank or as have otherwise been disclosed by the Borrower in any periodic report or other filing made with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “SEC Reports”), or if occurring after the date of this Agreement, is promptly disclosed to the Bank pursuant to Section 7.13.
6.8	Collateral.
As of the time the Deed of Trust is recorded with the Recorder of Maricopa County, Arizona, the Collateral is owned by the Borrower free of any title defects or any liens, except those which are disclosed in the Title Policy referenced in Section 5.4 above or by a UCC financing statement search.
6.9	Permits, Franchises.
The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged except to the extent Borrower’s failure to possess such permits or other rights has not resulted or would not reasonably be expected to result in a material adverse effect on Borrower or its business.
6.10	Other Obligations.
As of the date of this Agreement, the Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
6.11	Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments in an amount exceeding One Hundred Thousand Dollars and no/100 Dollars ($100,000.00) of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank, or if the Borrower obtains knowledge of such assessment or adjustment after the date of this Agreement, except as is promptly disclosed to the Bank in writing.

6.12	No Event of Default.
There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement or any of the Collateral Documents.
6.13	Insurance.
The Borrower has obtained, and maintains in effect, the insurance coverage required in any of (i) Section 7.14 of this Agreement, or (ii) pursuant to the Collateral Documents.
6.14	ERISA Plans.
(a)
Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)
There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect on the Borrower or its business.

(c)	With respect to any Plan subject to Title IV of ERISA:
(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.
(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(iii)
No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)	The following terms have the meanings indicated for purposes of this Agreement:
(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“PBGC” means the Pension Benefit Guaranty Corporation.

(v)
“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.15	Location of Borrower.
As of the date of this Agreement, the place of business of the Borrower and its chief executive office are each located at 3300 West Camelback Road, Phoenix, Arizona 85017-3030.
6.16	Closing Checklist.
The Borrower’s Survey Certificate listed on the Closing Checklist and delivered to the Bank is true and correct in all material respects.
7.	COVENANTS
The Borrower agrees that until the Bank is repaid in full:
7.1	Use of Proceeds.
To use and apply the proceeds of the Loan only according to the Closing Statement dated April 27, 2009 (the “Closing Statement”) in connection with the closing of the Purchase Transaction.
7.2	Financial Information.
To provide the following financial statements and other information; provided, that for so long as the Borrower is required to file SEC Reports, the Borrower shall be deemed to have satisfied its obligation to provide such financial statements and other information to the extent such financial statements and other information are filed by the Borrower on the SEC’s EDGAR filing system and a copy of each such filing is delivered to the Bank within three (3) calendar days of such filing.
(a)
Copies of each Form 10-K Annual Report for Borrower filed with the SEC. If the Borrower does not timely file, or is not required to file with the SEC, a Form 10-K Annual Report for Borrower for any fiscal year, then, within ninety (90) days of each fiscal year end of the Borrower, the Borrower shall provide to Bank the annual financial statements of Borrower, certified and dated by an authorized financial officer. The financial statements delivered separately or included in such Form 10-K Annual Reports must be (i) audited by a Certified Public Accountant acceptable to the Bank; (ii) prepared on a consolidated basis (if applicable); and (iii) include a balance sheet, statement of income and statement of cash flow.

(b)
Copies of each Form 10-Q Quarterly Report for Borrower filed with the SEC. If the Borrower does not timely file, or is not required to file with the SEC, a Form 10-Q Quarterly Report for Borrower for any fiscal quarter, then, within sixty (60) days of each fiscal quarter (other than the fiscal quarter that ends with the fiscal year) the Borrower shall provide to Bank the quarterly financial statements of Borrower, certified and dated by an authorized financial officer. The financial statements delivered separately or included in such Form 10-Q Quarterly Report must be, (i) certified and dated by an authorized financial officer; (ii) prepared on a consolidated basis (if applicable); and (iii) include a balance sheet, statement of income and statement of cash flow.

(c)	Copies of each Form 8-K Current Report for Borrower filed with the SEC.
(d)
Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(e)
Consolidated Financial Projections covering a three (3) year time period and specifying the assumptions used in creating the projections (the “Consolidated Financial Projections”). The Consolidated Financial Projections shall be provided to the Bank no less often than annually, and within seventy-five (75) days after the end of each fiscal year.

(f)	Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts, pipeline reports or other reports as the Bank may reasonably request.
(g)
Within sixty (60) days of the end of each fiscal quarter (other than a fiscal quarter that ends on last day of the fiscal year), a compliance certificate of the Borrower, signed by an authorized financial officer in the form of Exhibit 7.2(g), which shall include, without limitation, (i) the information and computations (in sufficient detail) to establish compliance with the financial covenants set forth in Sections 7.3, 7.4, and 7.5 at the end of the period covered by the financial statements then being furnished for such fiscal quarter, and (ii) a statement whether there existed as of the date of either such financial statements or the date of the certificate, any default under this Agreement, and if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto (the “Quarterly Compliance Certificate”). The form or delivery of any Quarterly Compliance Certificate does not change the terms of any financial or other covenant contained in this Agreement.

(h)
Within ninety (90) days of the end of each fiscal year, a compliance certificate of the Borrower, signed by an authorized financial officer in the form of Exhibit 7.2(h), which shall include, without limitation, (i) the information and computations (in sufficient detail) to establish compliance with the financial covenants set forth in Sections 7.3, 7.4, and 7.5 at the end of the period covered by the financial statements then being furnished for such fiscal year, (ii) the information to establish compliance with the Educational Covenants contained herein, and (iii) a statement whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement, and if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto (the “Annual Compliance Certificate”). The form or delivery of any Annual Compliance Certificate does not change the terms of any financial or other covenant contained in this Agreement.

(i)
Not later than the earlier of (A) June 30 of each year, or (B) upon the filing with the DOE thereof, a copy of the Borrower’s most recent Title IV Compliance Audit (as such term is defined by the DOE).

7.3	Funded Debt to Adjusted EBITDA Ratio.
To maintain on a consolidated basis a ratio of Funded Debt to Adjusted EBITDA as of the end of each fiscal quarter and each fiscal year not exceeding as follows:

For all Times During the Following Period of Time	Ratio

Closing of Loan — December 30, 2009	2.00:1.00
December 31, 2009 — December 30, 2010	1.75:1.00
All times from and after December 31, 2010	1.50:1.00
“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities (as defined in Section 7.5 below).
“Adjusted EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, as adjusted for (i) royalty payments incurred pursuant to an agreement with the Borrower’s former owner that has been terminated as of April 15, 2008, as disclosed in the SEC Reports; and (ii) non-cash share based compensation. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.
7.4	Basic Fixed Charge Coverage Ratio.
To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio as of the end of each fiscal quarter and each fiscal year of at least 1.50:1.00.
“Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of net income plus (i) royalty payments incurred pursuant to an agreement with the Borrower’s former owner that has been terminated as of April 15, 2008, as disclosed in the SEC Reports; (ii) non-cash share based compensation; and (iii) agreed upon, non-cash charges or non-recurring charges, plus interest expense, and rent expense, to (b) the sum of interest expense, rent expense, the current portion of long term debt, the current portion of capitalized lease obligations and dividends (but not including the special distribution made to the stockholders of Borrower in connection with the initial public offering of Borrower in November 2008).

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date of each calculation.
7.5	Tangible Net Worth.
To maintain on a consolidated basis Tangible Net Worth as of the end of each fiscal quarter and each fiscal year in an amount equal to at least (i) Thirty One Million Dollars and no/100 Dollars ($31,000,000.00); plus (ii) 70% of the Borrower’s net income for each fiscal quarter commencing with fiscal quarter that ended as of March 31, 2009 and each fiscal quarter thereafter (without reduction for any net loss for any fiscal quarter).
“Tangible Net Worth” means the value of total assets including pre-paid royalty payments, leaseholds and leasehold improvements, and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.
“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.
7.6	[Intentionally Blank].
7.7	Other Debts.
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit.
(b)
Becoming and remaining liable with respect to subordinated indebtedness, the terms of such indebtedness and the subordination thereof are reasonably acceptable to Bank and the maturity date of which is at least one (1) year later than the Maturity Date.

(c)	Endorsing negotiable instruments received in the usual course of business.
(d)	Obtaining surety bonds in the usual course of business.
(e)	Liabilities, lines of credit and leases in existence on the date of this Agreement as disclosed in writing to the Bank or in the Borrower’s SEC Reports.
(f)
Additional debts and lease obligations for business purposes which are not covered by (a) through (e) above, and which do not exceed a total aggregate principal amount of Ten Million and no/100 Dollars ($10,000,000.00) outstanding at any one time.

7.8	Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Bank.
(b)	Liens for taxes not yet due.
(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.
(d)
Purchase money security interests outstanding on the date of this Agreement, and additional purchase money security interests in assets acquired after the date of this Agreement, or liens on any asset existing at the time of acquisition of such asset by the Borrower, or liens to secure any indebtedness permitted hereby incurred by the Borrower at the time of or within ninety (90) days after the acquisition of such asset, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided that the total principal amount of the debts or indebtedness secured by the liens covered by this Subsection 7.8(d) shall not exceed Ten Million and no/100 Dollars ($10,000,000.00) at any one time.

(e)
Statutory liens of landlords, liens of collecting banks under the UCC on items in the course of collection, statutory liens and rights of set-off of banks, statutory liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts.

(f)
Deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, surety and appeal bonds, leases, government contracts, performance bonds, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money).

(g)
Licenses (with respect to intellectual property and other property), leases or subleases granted to third parties not interfering in any material respect with ordinary conduct of the business of Borrower consistent with past and anticipated practices.

(h)
Easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower; or (ii) adversely affect the value of the Collateral in any material respect.

(i)
Any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any lien or restriction referred to in the preceding clause (ii), so long as the holder of such lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease.

(j)	Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement.
(k)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.
(l)	Liens incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the ordinary course of business.
(m)	Any zoning or similar law or right reserved to or vested in any government authority to control or regulate the use of any real property.
7.9	Maintenance of Assets.
(a)
Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business, and in no case in an aggregate amount exceeding Five Million and no/100 Dollars ($5,000,000.00) in any fiscal year.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.
(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.
(d)	To maintain and preserve all material rights, privileges, and franchises of the Borrower.
(e)	To make any repairs, renewals, or replacements to keep the Collateral in good working condition.
7.10	Investments.
Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:
(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)
Investments consistent with the Borrower’s Investment Policy as of the date of this Agreement, a copy of which is attached hereto as Exhibit 7.10, as prepared by the Controller and for purposes of this Section 7.10, any changes thereto that are approved by the Board of Directors and CFO from time to time with the consent of the Bank, which consent will not be unreasonably withheld, which may include investments in any of the following:

(i)	certificates of deposit;
(ii)	U.S. treasury bills and other obligations of the federal government; and
(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).
7.11	Loans to Officers or Affiliates.
Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower’s executives, officers or directors (or any relatives of any of the foregoing), or to any affiliated entities in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00) in the aggregate to all of the foregoing at any one time.
7.12	Additional Negative Covenants.
Not to, without the Bank’s written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.
(b)
Acquire or purchase a business or all or substantially all of the assets of a business while the Loan is outstanding, in an aggregate amount exceeding an amount equal to 25% of the Borrower’s Tangible Net Worth on the date of each such acquisition or purchase after giving effect to all prior, and the currently planned acquisition or purchase; provided that, (i) such acquisition or purchase is consensual (and not hostile) to the selling party; and (ii) the Borrower, is in compliance with all covenants in this Agreement, and shall be, on a pro-forma basis, in compliance with all covenants in this Agreement after giving effect to such acquisition or purchase.

(c)	Engage in any business activities substantially different from the Borrower’s present business.
(d)	Liquidate or dissolve the Borrower’s business.
(e)	Voluntarily suspend its business for more than ten (10) calendar days in any rolling three hundred and sixty five (365) day period.

7.13	Notices to Bank.
To promptly notify the Bank in writing of:
(a)	Any lawsuit in which the damages claimed exceed Five Million and no/100 Dollars ($5,000,000.00) against the Borrower or the disclosure of which would be required in an SEC Report.
(b)	Any material dispute between any governmental authority and the Borrower.
(c)	An Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.
(d)	Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, the Collateral, or the Borrower’s ability to repay the Loan.
(e)	Any change in the Borrower’s name, legal structure, principal, place of business, or its chief executive office.
(f)
Except as otherwise disclosed in any financial statements of Borrower or in any SEC Report, any actual contingent liabilities of the Borrower in excess of Five Million and no/100 Dollars ($5,000,000.00) in the aggregate and, to Borrower’s knowledge, any such contingent liabilities which are reasonably foreseeable, where such liabilities would cause an Event of Default.

7.14	Insurance.
(a)
General Business Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral. To maintain insurance required pursuant to the Deed of Trust. The insurance must be issued by an insurance company reasonably acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)
Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force, and when requested by the Bank, noting the Bank on each such policy as an additional insured or loss payee, as appropriate.

7.15	Compliance with Laws.
To comply with the applicable laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business, except where the failure to comply would not reasonably be expected to have a material adverse effect on the Borrower or its business.
7.16	ERISA Plans.
Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) calendar days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
7.17	ERISA Plans — Notices.
With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:
(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.
(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.
(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.
7.18	Books and Records.
To maintain adequate books and records of its corporate and business activities.
7.19	Audits.
Except as may be prohibited by applicable laws regarding confidentiality, to allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.20	Perfection of Liens.
To help the Bank perfect and protect its security interests in and liens on the Collateral, and reimburse it for related costs it incurs to perfect, protect or enforce its security interests in and liens on the Collateral.
7.21	Cooperation.
To take any action reasonably requested by the Bank to carry out the intent of this Agreement.
7.22	Flood and Other Insurance.
If any improved real property comprising the Collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and any other portion of the Collateral within such area.
7.23	Inspections and Appraisals of Real Property.
To allow the Bank and its agents to visit the real property comprising any of the Collateral at any reasonable time for the purpose of inspecting such property and conducting appraisals thereof, and deliver to the Bank any financial or other information concerning such property as the Bank may request. So long as there is no Event of Default, Borrower shall not be required to pay for more than one (1) appraisal each calendar year following the disbursement of the Loan.
7.24	Use or Leasing of the Real Property Collateral.
(a)
To occupy the real property comprising any of the Collateral for the conduct of its regular business. The Borrower will not change its intended use of such real property without the Bank’s prior written approval.

(b)
All leases of any portion of the real property comprising any of the Collateral and spaces within such real property may be entered into with bona fide third party tenants, financially capable of performing their obligations under the leases, in arms-length transactions at the then current market rate for comparable space, area or use. All leases in the aggregate shall not alter the Borrower’s current occupancy, control or use of the Collateral and shall not cover any material part of the real property comprising any of the Collateral. The leases shall not contain any right to purchase such real property or any present or future interest in any portion of the real property other than the right to use and occupy the premises demised. The Borrower will promptly obtain and deliver to the Bank such estoppel certificates and subordination and attornment agreements from tenants as the Bank from time to time may require provided that so long as there is no Event of Default Borrower shall not be required to deliver such certificates more frequently than one (1) time per calendar year. The Borrower will perform all obligations of landlord under all leases.

7.25	Indemnity Regarding Use of Real Property.
To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the construction of any improvements on the real property comprising any of the Collateral, or the ownership, operation, or use of such real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower’s obligations to the Bank under this Section shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property comprising any of the Collateral or any part of it by foreclosure or any other means.
7.26	Educational Covenants.
The following Sections 7.27, 7.28, 7.29, and 7.30 shall be collectively referred to as the “Educational Covenants.” The following definitions shall apply to the Educational Covenants. Any term in the Educational Covenants that is not defined herein shall have the meaning given to them by the DOE or Title IV.
“Title IV” shall mean Title IV of the Higher Education Act of 1965, as amended.
“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV.
“School” shall mean Grand Canyon University.
“Education Law” means any federal, state, local or similar statute, law, ordinance, regulation, rule, code, order, or binding standard issued or administered by, or related to, any Education Agency and applicable to private educational institutions.
“Education Agency” means any entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, provides or administers financial assistance to or for students of, or otherwise regulates private schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including, without limitation, the DOE, DHS, state authorizing or licensing agencies, accrediting bodies, state student aid agencies, state approving agencies for veterans benefits, and student loan guaranty agencies.
“DHS” means the U.S. Department of Homeland Security.
“DOE” shall mean the United Stated Department of Education.

7.27	Title IV Accreditation Requirements.
Borrower shall ensure that School maintains all customary accreditation requirements under Title IV including all licenses, accreditations, certificates, permits, consents, authorizations and other governmental, regulatory, or accreditation approvals or exemptions (the “Educational Approvals”) necessary for the School to conduct its business, including all requisite approvals or exemptions from the DOE, the State of Arizona, the Higher Learning Commission and any other Education Agency. In addition, the Borrower shall ensure that the School maintains its eligibility as a “proprietary institution of higher education,” as defined in 34 C.F.R. § 6005.5 under Title IV, and remains party to, and in material compliance with, a valid Program Participation Agreement (provisional or otherwise) with the DOE with respect to the School’s operations. Lastly, the Borrower shall ensure that the School continues to hold a valid Eligibility and Certification Approval Report (provisional or otherwise) issued by the DOE attesting to its Title IV Program eligibility. Borrower shall also maintain all other academic accreditations (or substitute a commercially reasonable substitute academic accreditation) as the Borrower reasonably determines are necessary for the School to conduct its business provided that, if the Borrower elects to cease maintaining a material academic accreditation without such substitution, then such election or determination of the Borrower must be reasonably acceptable to the Bank. Borrower shall give Bank notice within ten (10) business days of any breach of this Section 7.27.
7.28	DOE Composite Score Requirement.
Borrower shall ensure that School maintains a DOE Composite Score of not less than 1.50 for any fiscal year. In addition, Borrower shall ensure that School continues to be in material compliance with the DOE standards of financial responsibility as set forth at 34 C.F.R. §§ 668.172 - 174. In addition, Borrower shall notify Bank if it is required by the DOE to post a letter of credit, including a letter of credit due to late funds pursuant to 34 C.F.R. § 668.173.
7.29	Long Term Student Receivables Limitation.
Borrower shall ensure that School does not allow its Long Term Receivables to Students to exceed an amount equal to ten percent (10%) of the Borrower’s Tangible Net Worth as defined in Section 7.5, and calculated on consolidated basis as of the end of each fiscal quarter and each fiscal year. In addition, Borrower will ensure that the School continues to comply with the statutory provision at 20 U.S.C. § 1002(b)(1)(F) requiring that at least ten percent (10%) of its revenues for any fiscal year are not derived from Title IV Program funds as required by 34 C.F.R. § 600.5.
7.30	Cohort Default Rate.
Borrower shall ensure that School does not allow its Cohort default rate to exceed either (i) twenty-five percent (25%) as an annual average for any rolling three (3) fiscal year period ending during the period of time the Loan remains unpaid; or (ii) forty percent (40%) in any fiscal year. In addition, Borrower shall ensure that School continues to meet the requirements for Federal Family Education Loan Program loans as published by the DOE; and to the extent the following become material to the Borrower’s financial results, Borrower shall ensure that School meets the requirements for Federal Direct Loan Program loans and Federal Perkins loans, as published by the DOE.

8.	DEFAULT AND REMEDIES
If any of the following events of default (“Event of Default”) occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
8.1	Failure to Pay.
The Borrower fails to make a payment under this Agreement when due, and such failure continues for three (3) calendar days.
8.2	Other Bank Agreements.
Any default occurs and is continuing under any other agreement the Borrower has with the Bank with a payment or obligation amount exceeding Fifty Thousand and no/100 Dollars ($50,000.00), if such default continues after giving effect to any applicable cure period.
8.3	Cross-default.
Any default occurs under any agreement in connection with any credit exceeding One Million and no/100 Dollars ($1,000,000.00) the Borrower or any subsidiary of the Borrower’s has obtained from anyone else or which the Borrower or any of the Borrower’s subsidiaries has guaranteed, if such default continues after giving effect to any applicable cure period.
8.4	False Information.
The Borrower has given the Bank materially false or misleading information or representations.
8.5	Bankruptcy.
The Borrower files a bankruptcy petition; or a bankruptcy petition is filed against the Borrower (and not dismissed within sixty (60) days); or the Borrower makes a general assignment for the benefit of creditors.
8.6	Receivers.
A receiver or similar official is appointed for a substantial portion of the Borrower’s business and such appointment is not terminated within ten (10) calendar days, or the business is terminated.
8.7	Lien Priority.
The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing or are noted in the Title Policy) on or security interest in any of the Collateral as security for the Loan or this Agreement.

8.8	[Intentionally Blank].
8.9	Judgments.
Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements, in each case with respect to any litigation or arbitration, in an aggregate amount of Five Million and no/100 Dollars ($5,000,000.00) or more in excess of any insurance coverage and (i) said judgments are not stayed or bonded over within thirty (30) days after entry, or (ii) Borrower does not have sufficient liquidity to satisfy such judgment or award, as determined by the Bank.
8.10	Material Adverse Change.
A material adverse change occurs in the Borrower’s business condition (financial or otherwise), operations or properties, which could reasonably adversely affect the Borrower’s ability to repay the Loan including any action by any government authority.
8.11	Intentionally Omitted.
8.12	Default under Related Documents.
Any Event of Default, as defined therein, or a default occurs (and continues beyond any applicable notice or cure period and which gives the Bank an immediate right to exercise its remedies as a result thereof), under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or the Loan, including, without limitation, the Deed of Trust or any other Collateral Document.
8.13	ERISA Plans.
Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:
(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.
(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.
8.14	Educational Covenants.
A default occurs under any term or condition of the Educational Covenants and such default, if it is capable of being cured, continues for a period of thirty (30) days.

8.15	Other Breach Under Agreement.
A default occurs under any other term or condition of this Agreement not specifically referred to in this Article, including any failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
8.16	Representations and Warranties.
Any representation or warranty of the Borrower or any written certification or other material written statement of fact made or deemed made by the Borrower or by a Responsible Officer on behalf of the Borrower, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.
9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS
9.1	GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.
9.2	Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of Arizona. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.
9.3	Successors and Assigns.
This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this Loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the Loan is assigned, the purchaser will have the right of set-off against the Borrower.
9.4	Dispute Resolution Provision.
This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in Phoenix, Arizona. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million and no/100 Dollars ($5,000,000.00), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5	Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it made the Loan after a default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
9.6	Attorneys’ Fees.
The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.7	Set-Off.
(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)
For the purposes of this Section 9.7, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.

9.8	One Agreement.
This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
9.9	Indemnification.
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.10	Notices.
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or sent via electronic mail (e-mail) with attachments in portable document format (PDF) to the e-mail addresses listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered or (iv) if sent via electronic mail, upon electronic confirmation of delivery and receipt.
9.11	Headings.
Article and Section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
9.12	Counterparts.
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same Agreement. A copy of an executed signature page that is transmitted by facsimile or sent as a PDF file via email shall, for all purposes, be deemed to be an original.
9.13	Borrower Information; Reporting to Credit Bureaus.
The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.
[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRAND CANYON EDUCATION, INC., a Delaware corporation
By:	/s/ Dan Bachus
	Name:	Dan Bachus
	Title:	Chief Financial Officer

Contact Information for Notice:
3300 West Camelback Road Phoenix, Arizona 85017-3030 Attn: Dan Bachus, CFO
Telephone: 602-639-6648 Facsimile: 602-639-7846 Email: dbachus@gcu.edu
BANK OF AMERICA, N.A.
By:	/s/ David R. Barney
	Name:	David R. Barney
	Title:	Senior Vice President

Contact Information for Notice:
201 East Washington Street AZ1-200-22-32, 22nd Floor Phoenix, Arizona 85004-2343 Attn: David Barney — Commercial Banking
Telephone: 602-523-2351 Facsimile: 602-523-2511 Email: david.r.barney@bankofamerica.com
Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
USA PATRIOT ACT NOTICE Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.
S-1

EXHIBIT 7.2(g)
FORM OF QUARTERLY COMPLIANCE CERTIFICATE
[To Be Completed]
Exhibit 7.2(g)

EXHIBIT 7.2(h)
FORM OF ANNUAL COMPLIANCE CERTIFICATE
[To Be Completed]
Exhibit 7.2(h)

EXHIBIT 7.10
BORROWER’S INVESTMENT POLICY
[To Be Completed]
Exhibit 7.10